Exhibit 10.1
December 10, 2008
[Senior Executive Officer]
c/o Intermountain Community Bancorp
414 Church Street
Sandpoint, ID 83864
Dear [Senior Executive Officer],
     Intermountain Community Bancorp (the “Company”) has been approved to enter into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).
     For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any “CPP Covered Period.” A “CPP Covered Period” is any period during which (a) you are a senior executive officer and (b) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

•	“Golden parachute payment” is used with the same meaning as in subsection 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date” as defined in the Participation Agreement.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

•	The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of Idaho.
*       *      *
     The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Very truly yours,

INTERMOUNTAIN COMMUNITY BANCORP

By:
Name:	Curt Hecker
Title:	President and Chief Executive Officer
Intending to be legally bound, I agree
with and accept the foregoing terms.

[Senior Executive Officer]